UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) July 11, 2007

OAKMONT ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51423	20-2679740
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Bloomfield Hills Pkwy., Ste. 240 Bloomfield Hills, MI	48304
(Address of Principal Executive Offices)	(Zip Code)

(248) 220-2001

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Plainfield Acceptance LLC and its affiliates (“Plainfield”) acquired 4,198,220 shares of Oakmont common stock through open-market purchases on July 9 and 10, 2007. These shares constitute approximately 39.7% of Oakmont’s currently outstanding common stock, and approximately 49.0% of the shares issued in Oakmont’s July 2005 IPO.

Plainfield made these purchases in connection with agreements it entered into with certain affiliates of Oakmont on the one hand, and with Brooke Corporation and Brooke Credit Corporation, on the other hand. These agreements are described in Oakmont’s proxy statement dated July 9, 2007 in the section “Item 1: The Merger Proposal – Recent Transactions in Oakmont Securities and Related Matters – Other Transactions.” As part of those agreements, Plainfield has agreed to vote all of shares of Oakmont common stock that it acquires, and which it is entitled to vote, in favor of the proposed merger with Brooke Credit Corporation at the Special Meeting of Oakmont’s common stockholders scheduled for July 17, 2007 (the “Special Meeting”). Plainfield will only be entitled to vote the shares it acquired on July 9th and 10th at the Special Meeting if the stockholders from whom Plainfield purchased the shares were holders on the June 25, 2007 record date and they permit Plainfield to provide voting instructions in their stead to the bank or broker through whom the shares are held, which is commonly referred to as “proxy.” Oakmont is not aware of the number of these shares for which Plainfield has obtained “proxies.”

If Plainfield receives “proxies” for all of the 4,198,220 shares it has purchased, then based on the information included in Oakmont’s proxy statement dated July 9, 2007 in the section entitled “Item 1: The Merger Proposal – Recent Transactions in Oakmont Securities and Related Matters – Oakmont Stock Purchase by Mr. Skandalaris,” “– Oakmont Stock Purchase by Mr. Lowry,” and “- Oakmont Stock Purchase by Brooke Corp.,” Oakmont believes that stockholders holding an aggregate of 5,543,220 shares, or approximately 52.5% of Oakmont’s outstanding common stock and approximately 64.7% of the shares issued in Oakmont’s July 2005 IPO, intend to vote in favor of the proposed merger with Brooke Credit and the related proposals at the Special Meeting.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

OAKMONT ACQUISITION CORP.

By:	/s/ Michael C. Azar
Name:	Michael C. Azar
Title:	President

Date: July 11, 2007